                 Heller Financial, Inc. Completes Purchase of
                      HealthCare Financial Partners, Inc.
     Heller Now the Leading Financing Provider to Small- and Middle-Market
          Health Care Companies with a Portfolio Exceeding $1 Billion

     (Chicago, July 28, 1999): Heller Financial, Inc. (NYSE: HF) today announced that it has completed the acquisition of HealthCare Financial Partners, Inc. (Chevy Chase, MD, NYSE: HCF) for $35.00 per share (approximately $483 million) in a stock and cash transaction. The transaction, which involves the issuance of approximately 7.3 million new shares of Heller's Class A common stock, is expected to be neutral to Heller's earnings in 1999 and significantly accretive in 2000.

     Formed in 1993, HealthCare Financial Partners is a rapidly growing commercial finance company that focuses exclusively on providing secured financing to small- and mid-sized healthcare providers throughout the U.S. It will be combined with Heller's existing healthcare finance activities to comprise Heller Healthcare Finance, a major business unit with total commitments in excess of $1 billion, over 260 client relationships and comprehensive product capabilities. As part of this transaction, the senior management team of HealthCare Financial Partners has agreed to join Heller.

     "We are very excited about this acquisition, which makes Heller the leading provider of financing to small- and mid-sized companies in the large, growing health care market," said Richard J. Almeida, Chairman and Chief Executive Officer of Heller. "Health care represents approximately 13 percent of the United States GDP. Through this acquisition, Heller can serve this $1.2 trillion market with a full menu of commercial finance products and services."

     John Delaney, former Chairman and Chief Executive Officer of HealthCare Financial Partners and the new Group President of Heller Healthcare Finance added, "This combination is a positive for both companies, and most importantly, it will greatly benefit all of our customers. Our expanded product offerings and access to capital will result in greater flexibility. Heller Healthcare Finance is a powerful example of how two proven leaders can become even stronger and join forces to serve customers even better."

     Delaney also reported HCF's results for the second quarter of 1999. HCF earned $.47 per diluted share, compared to $.37 per diluted share for the second quarter of 1998. HCF ended the quarter with $535 million in finance receivables, compared with $352 million in finance receivables for the quarter ended June 30, 1998. According to Delaney, "This strong growth should continue with the expanded resources of Heller Healthcare Finance."

     Holders of shares of HCF's common stock who elected (or were deemed to have elected) to receive Heller Class A common stock will receive 1.2975 shares of Heller Class A common stock for each share of HCF common stock owned by them.

As a result of the proration provisions of the merger agreement, holders of HCF's common stock who elected to receive cash will receive cash for 86% of the shares of HCF common stock owned by them and 1.2975 shares of Heller Class A common stock for each of their remaining shares.

     Heller Healthcare Finance will serve small- and middle-market healthcare service providers with financing needs in the $100,000 to $150 million range. It will offer an expanded range of financing including working capital lines of credit, structured term loans, equipment leasing, real estate mortgages, and mezzanine loans to customers representing a broad cross section of the health care industry.

     Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With more than $15 billion in owned and managed assets, Heller offers equipment financing and leasing, sales finance programs, factoring and working capital loans, collateral- and cash flow-based financing, and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, Australia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at www.hellerfin.com.

     Certain statements made herein are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. No assurances can be given that any predicted results will actually be achieved and actual results could differ materially from those predicted as the result of the factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission.


                                       5